Exhibit 99.1

NEWS
Anadarko Enters Into $1.3 Billion Revolving Credit Facility
HOUSTON, March 5, 2008 — Anadarko Petroleum Corporation (NYSE: APC) today announced that it has entered into a new $1.3 billion five-year committed revolving credit facility with a group of lenders. The facility replaces the company’s previous $750 million facility, which was scheduled to mature in August 2009 and has been retired. The new facility, which is expandable to $2 billion with the consent of the lenders, had no borrowings outstanding at closing.
     “The new bank facility is an important component of our capital structure. The facility contains pricing and terms that are attractive relative to our prior facility, and its size and expandability provide us with substantial financial flexibility going forward,” Anadarko Senior Vice President and CFO Al Walker said. “We are pleased to have completed a very successful syndication in the current credit environment, and we are thankful to the lenders for their support.”
     The revolving credit facility was arranged by J.P. Morgan Securities Inc.
Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2007, the company had 2.4 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko, please visit www.anadarko.com.
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Anadarko Contacts
Media:
John Christiansen, john.christiansen@anadarko.com, 832.636.8736
Paula Beasley, paula.beasley@anadarko.com, 832.636.8765
Investors:
John Colglazier, john.colglazier@anadarko.com, 832.636.2306
Chris Campbell, CFA, chris.campbell@anadarko.com, 832.636.8434